                                                               Exhibit 10.52 (e)


                   LEASE MODIFICATION AND EXTENSION AGREEMENT

            THIS AGREEMENT made this 24TH day of January, 1985, by and between TETERBORO ASSOCIATES, a New Jersey limited partnership, having its principal office at 84 Orient Way, Rutherford, New Jersey 07070 (the "Landlord") and MISS ERIKA, INC., having an office at 1407 Broadway, New York, New York (the "Tenant").

                              W I T N E S S E T H:

            WHEREAS, on April 1, 1975, Empire Carpet Corporation ("Empire") and Tenant entered into a lease for premises (the "Demised Premises") located at 333 North Street, Teterboro, New Jersey (said lease and all letters amending said lease being hereinafter referred to as the "Lease"); and

            WHEREAS, by letter dated January 17, 1978, the Lease was extended for a three-year period commencing April 1, 1978; and

            WHEREAS, by letter dated February 17, 1981, the Lease was extended for an additional five-year period commencing April 1, 1981; and

            WHEREAS, by letter dated March 5, 1982, the Lease was amended to provide that the Demised Premises include an additional 9,600 square feet of warehouse space; and

            WHEREAS, by letter dated August 15, 1983, the Lease was amended to provide that the Demised Premises include an additional 21,600 square feet of warehouse space (i.e., a total of 52,800 square feet); and

            WHEREAS, the Lease was assigned by Armstrong World Industries, Inc. (as the successor-in-interest to Empire) to Landlord by Assignment dated March 7, 1984; and

            WHEREAS, it is the desire of Landlord and Tenant to modify and extend the Leases hereinafter set forth.

            NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto do hereby agree as follows:

            1. Section 1 of the Lease is amended to provide that the Demised Premises be deemed to include the 52,800 square feet of space in that portion of the building known as 333 North Street, Teterboro, New Jersey, designated on Exhibit A attached hereto and made a part hereof.

            2. Section 2 is amended to provide that the term of the Lease is extended for a period of five (5) years commencing on April 1, 1986 and expiring at midnight on March 31, 1991. Notwithstanding any provision in the Lease or this Agreement to the contrary, any reference to "the first calendar year within the Lease term", and other words of like import shall mean the one-year period commencing April 1, 1975 and terminating March 31, 1976; any reference to "commencement of the term" and other words of like import shall mean April 1, 1975.

            3. Effective April 1, 1986, the first and second paragraphs of
Section 4 are amended to read as follows:

            Tenant covenants to pay Landlord, without previous demand therefor, a minimum annual rental (the "Minimum Rent") of $237,600.00, payable in equal monthly installments of $19,800.00, based upon the payment of $4.50 per square foot, in advance on the first day of each month commencing on April 1, 1986, provided, however, that the Minimum Rent shall be increased five percent (5%) per annum as follows:
            Commencing on April 1, 1987, the Minimum Rent shall be $249,480.00; commencing on April 1, 1988, the Minimum Rent shall be $261,954.00; commencing on April 1, 1989, the Minimum Rent shall be $275,051.70; commencing on April 1, 1990, the Minimum Rent shall be $288,804.29.

            5. Effective April 1, 1986, the Lease is hereby amended to include the following Section 4A:

            4A. Additional Rent.

            (a) In addition to the Minimum Rent provided for in Section 4 of this Lease, the Tenant agrees to pay as Additional Rent its proportionate share of: (i) all insurance premium costs incurred by Landlord; and (ii) all costs and expenses incurred by Landlord in connection with Landlord's operation, maintenance and repair of the common areas, in accordance with the provisions of the Lease, including, but not limited to, the grounds, parking areas, utilities, landscaping, sprinkler system, if the same shall be furnished by the Landlord, as well as all other costs, fees and expenses incurred by the Landlord in performing its obligations hereunder, but excluding all payroll and administrative costs of Landlord.

            (b) The Additional Rent shall be paid by Tenant to Landlord within ten (10) days of Tenant's receipt of invoice therefore from Landlord.

            (c) Tenant's proportionate share is agreed to be 24.22%, based on the ratio of square footage of the Demised Premises (52,800 sq. ft.) to the square footage of the entire building (218,000 sq. ft.).

            6. Effective April 1, 1986, Section 6 is amended to read as follows:

            6. Repairs.

            (a) Landlord's Obligation: Landlord shall be responsible for the structural integrity of the Building and shall make all repairs thereto and shall also make all repairs to the exterior walls, exterior building and roof except where said repairs are necessitated by the negligence, default or abuse by Tenant or where said repairs are the responsibility of Tenant as set forth below.

            (b) Tenant's Obligation:

            (1) Tenant shall, throughout the term, take good care of the Premises and shall not do or suffer or permit any waste with respect thereto. Tenant shall keep and maintain all interior portions of the Premises including, without limitation, all building equipment, windows, doors, loading bay doors and shelters, plumbing and electrical systems, heating, ventilating and air conditioning ("HVAC") systems in a clean and orderly condition. Tenant shall keep and maintain all floors, sidewalks, curbing or paving. The phrase "keep and maintain" as used herein includes repairs, replacement and/or restoration as appropriate. Tenant shall maintain the exterior area adjoining the Premises free of accumulation of snow, ice, dirt and rubbish.

            (2) Tenant shall promptly notify Landlord of any condition of which Tenant is, or should be aware, for which Landlord has the responsibility of maintenance and repair.

            (3) Tenant shall be responsible to Landlord for all expenses incurred by Landlord due to (i) failure to Tenant to promptly notify Landlord of required repairs, (ii) negligence or abuse (whether accidental or intentional) by Tenant which requires additional maintenance or repairs beyond normal wear and tear, and (iii) Tenant's failure to repair and maintain those items set forth in Paragraph 6(b) above.

            7. Effective April 1, 1986, the Lease is hereby amended to include the following Section 10A:

            10A. Impositions. If at any time during the term of this Lease the methods of taxation prevailing at the execution hereof shall be changed or altered so that in lieu of or as a supplement to or a substitute for the whole or any part of the real estate taxes or assessments now or from time to time hereafter levied, assessed or imposed by applicable taxing authorities, there shall be imposed (i) a tax, assessment, levy, imposition or charge wholly or partially as a capital levy or otherwise, on the rents received from the Premises, or (ii) a tax, assessment, levy (including but not limited to any municipal, state or federal levy), imposition or charge measured by or based in whole or in part upon the Premises and imposed upon Landlord, (iii) a tax or excise on rent, or any other tax however described, against Landlord on account of rentals payable to Landlord hereunder, or (iv) a license fee measured by the rent payable under this Lease, then all such taxes, assessments, levies, impositions and/or charges, or the part thereof so measured or based shall be deemed to be included in the general real estate taxes and assessments payable by Tenant pursuant to Section 10 of the Lease, to the extent, that such taxes, assessments, levies, impositions and charges would be payable if the Premises were the only property of Landlord subject thereto, and Tenant shall pay and discharge the same as herein provided in respect of the payment of general real estate taxes and assessments.

            8. Effective April 1, 1986, Section 12 of the Lease is amended to read as follows:

            12. Public Liability Insurance. Tenant shall at all times during the term hereof, at its sole expense, maintain general public liability insurance against claims for bodily injury, death or property damage occuring in, on, or about the Demised Premises. Such insurance shall afford protection to Landlord and Tenant, with coverage in amounts of not less than $1,000,000 with respect to bodily injury or death of any one person, $3,000,000 with respect to bodily injury or death of more than one person in any one incident, and $100,000 with respect to damage to property of others in one incident. The policies for such insurance shall name Landlord as a co-insured thereunder.

            9. Section 22 of the Lease is hereby amended to include the following paragraph:

            Tenant shall promptly execute such documents, including amendments to this Lease, as may be reasonably requested by Landlord's mortgagee.

            10. Except as herein, amended, all of the terms and conditions of the Lease are ratified and confirmed.

            IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

WITNESS:                            TETERBORO ASSOCIATES


/s/ Margaret T. McAuley             By: /s/ [ILLEGIBLE]
----------------------------            --------------------

ATTEST:                             MISS ERIKA, INC.


/s/ A.S. Goldberg                   By: /s/ Sid Goldstein
----------------------------            --------------------
                                        /s/ Stuart Alpert

                                [GRAPHIC OMITTED]

                                   FLOOR PLAN